                       SCHEDULE 14A
                      (Rule 14a-101)

          INFORMATION REQUIRED IN PROXY  STATEMENT.

                 SCHEDULE 14A INFORMATION
   Proxy Statement Pursuant to Section 14(a) of the Securities
             Exchange Act of 1934 (Amendment No.    )
Filed by the Registrant [X]
Filed by a party other than the Registrant [ ]
Check the appropriate box:
[ ]  Preliminary Proxy Statement
[ ] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to 'SS' 240.14a-11(c) or 'SS' 240.14a-12

                         EXXON CORPORATION
 ......................................................................
         (Name of Registrant as Specified In Its Charter)


 .......................................................................
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):
[X]  No fee required
[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1)
           and 0-11.

     (1) Title of each class of securities to which transaction applies:


 .......................................................................

     (2) Aggregate number of securities to which transaction applies:


 .......................................................................

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):


 .......................................................................

     (4) Proposed maximum aggregate value of transaction:


 .......................................................................

     (5)  Total fee paid:


 .......................................................................

[ ]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:


 .......................................................................

     (2) Form, Schedule or Registration Statement No.:


 .......................................................................

     (3) Filing Party:


 .......................................................................

     (4) Date Filed:


 .......................................................................

                           EXXON CORPORATION

                               Notice of
                            Annual Meeting
                            April 30, 1997
                                  and
                            Proxy Statement


                                [TIGER]

[Logo]  CORPORATION
5959 Las Colinas Boulevard
Irving, TX 75039-2298

Dear Shareholder:

     You are cordially invited to attend the annual meeting of shareholders to be held in Dallas, Texas, on Wednesday, April 30, 1997.

     By attending the meeting, you will have an opportunity to hear a report on the operations of your Corporation and to meet your directors and executives.

     This booklet includes the notice of the meeting and the proxy statement which contains information about the functions of your Board of Directors and its committees and personal information about each of the nominees for the Board. It also includes three Board of Directors proposals and two shareholder proposals, with the Board's position on each.

     It is important that your shares be represented at the meeting regardless of the size of your holdings. I urge you to complete, sign, date, and return your proxy card promptly.

     If you plan to attend the meeting, please mark your proxy card in the space provided for that purpose. An admission ticket is included with the proxy card for each shareholder of record and each participant in Exxon's Shareholder Investment Program (including IRA accounts) and the Exxon Thrift Plan. If you did not receive an admission ticket, please advise the shareholder of record (your bank, broker, etc.) that you wish to attend. That firm must provide you with evidence of your ownership which will enable you to gain admittance to the meeting.

     The Board of Directors has approved a two-for-one stock split effective March 14, 1997. We anticipate the new share certificates will be distributed to shareholders around April 11, 1997.

     A report on the annual meeting will be included in the June issue of Exxon Perspectives, the Corporation's periodic report to shareholders.

                                                                Sincerely yours,

                                                             /s/  Lee R. RAYMOND
                                                                  L. R. RAYMOND
                                                           Chairman of the Board

March 19, 1997


         ------------------------------------------------
                      YOUR VOTE IS IMPORTANT
         PLEASE COMPLETE, SIGN, DATE, AND PROMPTLY RETURN
              YOUR PROXY CARD IN THE ENCLOSED ENVELOPE
         ------------------------------------------------

                                   Notice of
                                 Annual Meeting
                                       of
                                  Shareholders

     The annual meeting of shareholders of the Corporation will be held at the Morton H. Meyerson Symphony Center, 2301 Flora Street, Dallas, Texas, on Wednesday, April 30, 1997, beginning at 10:00 a.m., Central Daylight Time, for the following purposes:

     to elect directors;

     to consider and act upon:

      a proposal concerning amendment of the 1993 Incentive Program, which is RECOMMENDED by the Board of Directors;

      a   proposal  concerning  performance-based  incentive  awards,  which  is
      RECOMMENDED by the Board of Directors;

      a proposal concerning ratification of the appointment of independent public accountants, which is RECOMMENDED by the Board of Directors;

      the shareholder proposals set forth on pages 20 through 22, which are OPPOSED by the Board of Directors; and

    to transact any other business which properly may be brought before the meeting.

     Shareholders of record at the close of business on March 3, 1997 will be entitled to vote at the meeting.

                                             By order of the Board of Directors,

                                                             /s/  T. P. TOWNSEND
                                                                  T. P. TOWNSEND
                                                                       Secretary

Exxon Corporation
5959 Las Colinas Boulevard
Irving, TX 75039-2298
March 19, 1997

                                Proxy Statement

                               TABLE OF CONTENTS

                                                                      page

General Information...............................................      1

Board of Directors................................................      2

Election of Directors.............................................      4

Executive Compensation............................................      9

Board of Directors Proposals

  Amendment of 1993 Incentive Program.............................     17

  Performance-based incentive awards..............................     19

  Ratification of the appointment of independent public
     accountants..................................................     20

Shareholder Proposals

  Additional reporting of political contributions.................     21

  Additional executive compensation reporting.....................     21

Additional Information............................................     23

                              GENERAL INFORMATION

     Attendance at the annual meeting of shareholders is limited to shareholders of record or their proxies, beneficial owners of Exxon stock having evidence of ownership, and guests of the Corporation.

     Any shareholder or shareholder's representative who, because of a disability, may need special assistance to allow him or her to participate at the annual meeting of shareholders may request reasonable assistance from the Corporation by contacting Exxon Corporation, Investor Relations, P.O. Box 140369, Irving, TX 75014-0369, (972) 444-1157. To provide the Corporation sufficient time to arrange for reasonable assistance, please submit all requests by April 18, 1997.

     Consideration of certain matters, such as the election of directors, is required at the annual meeting. In addition, by submitting a proposal to the Corporation on a timely basis, a shareholder may present any proposal which is a proper subject for inclusion in the proxy statement and for consideration at the annual meeting.

Stock Split

     On February 26, 1997, the Board of Directors approved a two-for-one stock split to shareholders of record on March 14, 1997. Each shareholder as of March 14, 1997 will receive one additional share for each share owned. The new share certificates will be distributed to shareholders around April 11, 1997.

     ALL INFORMATION IN THIS PROXY STATEMENT, INCLUDING SHARE NUMBERS, IS ON A PRE-SPLIT BASIS.

Shareholder Proposals for 1998 Annual Meeting

     Under the current rules of the Securities and Exchange Commission, in order to be included in proxy material for the 1998 annual meeting, a proposal must be received by the Corporation by the close of business on November 19, 1997. It is suggested that a proponent submit any proposal by Certified Mail -- Return Receipt Requested to the Secretary of the Corporation, 5959 Las Colinas Boulevard, Irving, TX 75039-2298. Detailed information for submitting a proposal will be provided upon written request to the Secretary of the Corporation.

Voting

     It is the policy of the Corporation that all proxy (voting instruction) cards and ballots, which identify shareholders, be kept secret. Proxy cards are returned in envelopes addressed to the independent tabulator who receives, inspects, and tabulates the proxies. Individual-voted proxies and ballots are not seen by, nor reported to, the Corporation, except in cases where shareholders write comments on their proxy cards or in limited circumstances, such as a proxy solicitation in opposition to the Board of Directors.

     The accompanying proxy card is designed to permit each shareholder of record at the close of business on March 3, 1997 to vote in the election of directors and on the proposals described in this proxy statement. If a shareholder is a participant in Exxon's Shareholder Investment Program, the proxy card will be used for voting instructions for the number of full shares in the Shareholder Investment Program account as well as shares registered in the participant's name. Shares in the Exxon Thrift Fund are registered in the name of the Trustee-Thrift Fund. A separate proxy must be used for voting instructions for those shares held in a participant's Thrift Fund Account.

     The number of shares that are eligible to vote are those outstanding on the March 3, 1997 record date for the annual meeting. Accordingly, the shares to be received in the stock split are not entitled to vote at the annual meeting. There will be no change in a shareholder's proportional voting interest as the result of the two-for-one stock split.

     The proxy card provides space for a shareholder to withhold voting for any or all nominees for the Board of Directors or to abstain from voting for any proposal if the shareholder chooses to do so. The election of directors requires a plurality of the votes cast at the meeting. Each other matter to be submitted to the shareholders requires the affirmative vote of a majority of the votes cast at the meeting. For purposes of determining the number of votes cast with respect to any voting matter, only those cast 'for' or 'against' are included. Abstentions and broker non-votes are counted only for purposes of determining whether a quorum is present at the meeting.

     When a signed proxy card is returned with choices specified with respect to voting matters, the shares represented are voted by the Proxy Committee in accordance with the shareholder's instructions to the tabulator. That Committee consists of five directors whose names are listed on the proxy card. A shareholder wishing to name as his or her proxy someone other than those designated on the proxy card may do so by crossing out the names of the five designated proxies and inserting the name of another person to act as his or her proxy. In that case, it will be necessary for the shareholder to sign the proxy card and deliver it to the person named and for the person so named to be present and vote at the meeting. Proxy cards so marked should not be mailed directly to the independent tabulator or the Corporation.

     If a signed proxy card is returned and the shareholder has made no specifications with respect to voting matters, the shares will be voted for the nominees for director identified on pages 4 through 8, for the Board of
Directors   proposals  described  on  pages  17  through  20,  and  against  the shareholder proposals described on pages 20 through 22. A shareholder who has returned a proxy card may revoke it at any time before it is voted at the meeting by executing a later-dated proxy, by voting by ballot at the meeting, or by filing with the Inspectors of Election an instrument of revocation.

Annual Report

     Securities and Exchange Commission rules require that an annual report precede or accompany proxy material. More than one annual report need not be sent to the same address if the recipient agrees. If more than one annual report is being sent to your address, at your request, mailing of the duplicate copy to the account you select will be discontinued. You may so indicate in the space provided on the proxy card.

                               BOARD OF DIRECTORS

     The Board met nine times in 1996. It meets regularly to review significant developments affecting Exxon and to act on matters requiring Board approval. The average attendance of the directors during 1996 at the aggregate of the total number of meetings of the Board and committees of the Board was 98%. The Board reserves certain powers and functions to itself. In addition, it has requested that the Chief Executive Officer refer certain matters to it. The Board normally considers dividend action in January, April, July, and October. At its February meeting, it reviews and approves the annual report to shareholders for the prior year, the annual report on Form 10-K to be filed with the Securities and Exchange Commission, and the proxy material for the forthcoming annual meeting of shareholders. In November, it normally reviews Exxon's capital investment plans for the coming years.

     The directors are elected annually by the shareholders of the Corporation. Ten are to be elected for the coming year. All nominees are presently serving as directors. All current nominees were elected at the last annual meeting of shareholders.

     Seven of the nominees are not Exxon employees. They include business executives and an economist and educator. The other three nominees are Exxon executive officers with broad service and experience in a variety of the Corporation's worldwide activities. Personal information for each nominee is given in the 'Election of Directors' section of this proxy statement.

     Nonemployee directors cannot stand for reelection after they have reached age 70. Thus, John H. Steele and Joseph D. Williams, who were elected last year, are not standing for reelection at the forthcoming annual meeting of shareholders. Employee directors normally resign from the Board no later than the date on which they cease to be employees of Exxon.

     Employee directors are not compensated for services as a director. Nonemployee directors receive annual compensation at the rate of $40,000 and a fee of $1,500 for each Board of Directors and Board committee meeting attended. Exclusive of service on the Executive Committee, they also receive annual compensation at the rate of $3,000 for each Board committee membership and an additional $5,000 for serving as chairman of a Board committee. Nonemployee directors are given the opportunity to elect to defer all or part of their compensation and fees.

     Effective January 1997, the Board adopted the 1997 Nonemployee Director Restricted Stock Plan ('Plan') to replace a similar prior plan. Under the new Plan, each new nonemployee director is granted an award of 2,000 shares (increased from 1,500 shares under the prior plan) of restricted Common Stock. Each nonemployee director also is granted an award of 300 restricted shares (increased from 200 shares) at the beginning of each year. Each incumbent nonemployee director on the effective date of the plan was also granted a one-time award of 500 restricted shares.

     During the restricted period, restricted shares are nontransferable, but the nonemployee director receives cash dividends and has voting rights. The restricted period normally expires at the earlier to occur of the nonemployee director's normal termination of service on the Board (1) after reaching the age (currently 70) at which the nonemployee director may no longer stand for reelection, (2) by reason of disability or death, and (3) may expire earlier in exceptional cases as specified in the Plan.

     Upon expiration of the restricted period, the nonemployee director receives the shares free of restrictions. If a nonemployee director ceases to be a member of the Board during the restricted period, all of his or her restricted shares are forfeited.

Committees of the Board

     The Board has established a number of standing committees to assist it in the discharge of its responsibilities. The principal responsibilities of each committee are described in the succeeding paragraphs. Actions taken by any committee of the Board are reported to the Board of Directors, usually at its next meeting or by written report. Respective memberships on the various standing committees are identified in the annual report. They are also identified in the personal information on each director in this proxy statement, except for John H. Steele and Joseph D. Williams. Dr. Steele is a member of the Board Affairs Committee and the Public Issues Committee. Mr. Williams is chairman of the Board Affairs Committee and a member of the Audit Committee and the Executive Committee.

     The Audit Committee, consisting of six directors who are not employees of Exxon or its affiliates, met three times in 1996. Each year it recommends the appointment of a firm of independent public accountants to examine the financial statements of the Corporation and its subsidiaries. In making this recommendation, it reviews the nature of audit services rendered, or to be rendered, to Exxon and its subsidiaries by the independent public accountants and also reviews the nature of nonaudit-related services rendered to the Corporation and its subsidiaries. It reviews with representatives of the independent public accountants the auditing arrangements and scope of the independent public accountants' examination of the financial statements, results of those audits, their fees, and any problems identified by the independent public accountants regarding internal accounting controls, together with their recommendations. It also meets with Exxon's Controller and the General Auditor to review reports on the functioning of Exxon's programs for compliance with its policies and procedures regarding ethics and those regarding financial controls and internal auditing. This includes an assessment of internal controls within the Corporation and its subsidiaries based upon the activities of Exxon's internal auditing staffs as well as an evaluation of the performance of those staffs. The Committee is also prepared to meet at any time upon request of the independent public accountants, the Controller, or the General Auditor to review any special situation arising in relation to any of the foregoing subjects.

     The Board Advisory Committee on Contributions consists of five directors. It met three times in 1996 to review, among other matters, the general levels and areas of Exxon's financial support for public service programs, including the Corporation's contributions to the Exxon Education Foundation, which supports programs to improve the quality of education.

     The Board Affairs Committee (formerly the Nominating Committee), which met twice in 1996, consists of four directors who are not employees of Exxon or its affiliates. It recommends to the Board the director nominees proposed in the proxy statement for election by the shareholders. It reviews the qualifications of, and recommends to the Board, candidates to fill Board vacancies as they may occur during the year. The Committee considers suggestions from shareholders and other sources regarding possible candidates for director. Such suggestions, together with appropriate biographical information, should be submitted to the Secretary of the Corporation. Board-approved guidelines and criteria regarding the qualifications of candidates for director, insofar as they apply to nonemployees, give considerable weight to a candidate's experience as a manager of a relatively large, complex business, educational, or other organization which equips the individual to deal with complex problems. The Committee also reviews proposed changes in the compensation and benefits of nonemployee directors. The Committee also reviews Board practices. The Committee makes such recommendations to the Board of Directors as it deems advisable.

     The Board Compensation Committee, consisting of four directors who are not employees of Exxon or its affiliates, met five times in 1996. The Chief Executive Officer does not attend Board Compensation Committee meetings, except upon invitation by the chairman of the Committee. This Committee makes recommendations to the Board of Directors as to the salary of the Chief Executive Officer, sets the salaries of the other elected officers, and reviews salaries of certain other senior executives. It grants incentive compensation to elected officers and other senior executives and reviews guidelines for the administration of Exxon's incentive programs. It also reviews and approves or makes recommendations to the Board of Directors on any proposed plan or program which would benefit primarily the senior executive group. Each year the Committee reviews an independent analysis, prepared by a leading public accounting firm, of the competitiveness of Exxon's top management compensation and reviews summary results of various salary surveys, as well as competitive data developed by Exxon's executive compensation staff.

     The Finance Committee, consisting of four directors, is responsible for reviewing the Corporation's financial policies, strategies, and capital structure. The Committee held one meeting and acted by written consent in lieu of meeting four times in 1996. As required, the Board delegates specific authority to the Committee to act on behalf of the Board in authorizing the issuance or guarantee of corporate debt and other financial matters.

     The Public Issues Committee, consisting of six directors, has as its principal responsibility the review of the Corporation's policies, programs, and practices on public issues of significance, including their effects on the environment, safety, and health. The Committee met three times in 1996 and considered varying subjects, including reports of reviews undertaken by operating units with respect to environmental and safety activities. The Committee periodically tours operating sites to observe and to comment on current practices, including spill and hazard prevention.

     The Executive Committee consists of five directors. Although the Committee has very broad powers, in practice, it meets only infrequently to take formal action on a specific matter when it would be impractical to call a meeting of the Board. The Committee did not meet in 1996. Directors who are not regular members of the Committee are alternate members and, if necessary to establish a quorum for a meeting, one or more of them is called to attend the meeting in accordance with a rotational schedule adopted by the Board.

ELECTION OF DIRECTORS (ITEM 1 ON PROXY CARD)

     Directors are elected to serve until the next annual meeting of shareholders. Although the Board of Directors does not contemplate that any of the nominees named will be unavailable for election, in the event a vacancy in the slate of nominees is occasioned by death or other unexpected occurrence, the proxy will be voted for the election of a replacement nominee, if one is designated by the Board.

                            -----------------------
                             Nominees for director
                            -----------------------

MICHAEL J. BOSKIN
T. M. Friedman Professor of Economics, and
Senior Fellow, Hoover Institution, Stanford
University

Member -- Audit Committee, Finance
Committee, and Public Issues Committee

Director since 1996          Age 51
Exxon shares owned*          2,300

[Photo]               Received  bachelor of arts, masters,  and Ph.D. degrees in economics from the University  of California at  Berkeley.
                      Joined  Stanford University in 1970, professor since 1978.
                      Currently the T. M.  Friedman Professor of Economics,  and
                      senior  fellow  of  the Hoover  Institution.  On  leave of absence to  chair  the  President's  Council  of  Economic
                      Advisors,  1989-93.  Adjunct scholar,  American Enterprise
Institute; research associate, National  Bureau of Economic Research.  Director,
AirTouch   Communications,   Inc.;   Oracle   Corporation;   HealthCare  COMPARE
Corporation. Chairman, Congressional Advisory  Commission on the Consumer  Price
Index. Member, Advisory Committee of the Joint Committee on Taxation of the U.S.
Congress;  Panel  of  Advisors  to  the  Congressional  Budget  Office; Economic
Advisory Council  to the  Governor of  California; Los  Angeles Times  Board  of
Advisors.  Awards  include  Stanford's  Distinguished  Teaching  Award; National
Association of Business Economists' Abramson Award for outstanding research  and their Distinguished Fellow Award; Medal of the President of the Italian Republic
for contributions to global economic understanding.
--------------------------------------------------------------------------------


D. WAYNE CALLOWAY
Retired Chairman of the Board and Chief
Executive Officer, PepsiCo, Inc.

Chairman -- Audit Committee
Member -- Board Compensation
Committee and Finance Committee

Director since 1988          Age 61
Exxon shares owned*          4,700


[Photo]               Received  bachelor of business  administration degree from
                      Wake Forest University.  Joined PepsiCo, Inc.  (beverages, snack  foods, and restaurants)  in 1967. Elected president and chief operating officer of Frito-Lay, Inc. in 1976 and chairman of the board and chief executive officer in 1978.
                      Elected executive vice president, chief financial officer, and director of PepsiCo, Inc. in 1983, president and chief operating officer in  1985, and chairman  and chief executive  officer in  1986.
Retired  as chief  executive officer  April 1996  and as  chairman of  the board
November 1996.  Director,  Citicorp;  General Electric  Company;  PepsiCo,  Inc.
Member,   The  Business  Council.  Chairman,  board  of  trustees,  Wake  Forest
University.
--------------------------------------------------------------------------------

JESS HAY
Chairman, Texas Foundation
for Higher Education

Chairman, HCB Enterprises Inc.
Chairman -- Board Advisory Committee
on Contributions
Member -- Board Compensation
Committee and Executive Committee

Director since 1981          Age 66
Exxon shares owned*          10,200

[Photo]               Received bachelor  of  business administration  degree  in
                      1953  and  law  degree  in  1955  from  Southern Methodist
                      University.  Chairman,   Texas   Foundation   for   Higher
                      Education; HCB Enterprises Inc. (private investment firm).
                      Prior  to his retirement  in December 1994,  served for 29 years as chief  executive officer of  The Lomas  Financial
                      Group, a diversified financial services group of companies engaged  principally in mortgage banking and  real estate lending. Practiced law in Dallas, Texas prior to joining Lomas in 1965. Director, The Viad Corporation;
SBC Communications Inc.; Trinity Industries,  Inc. Member of the board,  Greater
Dallas Planning Council; Southwestern Medical Foundation; Texas Research League;
Zale-Lipshy Hospital of Dallas; World War II Memorial Advisory Board; State Fair
of Texas. Member, American, Dallas, and Texas Bar Associations.
--------------------------------------------------------------------------------

*See Notes on page 8.


JAMES R. HOUGHTON
Retired Chairman of the Board and
Chief Executive Officer,
Corning Incorporated

Member -- Audit Committee, Finance
Committee, and Public Issues Committee

Director since 1994          Age 61
Exxon shares owned*          3,800

[Photo]               Received  bachelor of  arts degree  in 1958  and master of
                      business  administration  degree  in  1962  from   Harvard
                      University.  Joined Corning  Incorporated (specialty glass
                      and   ceramic   materials,   communications,    laboratory
                      services,  and  consumer products)  in 1962.  Elected vice
                      president  and  European   area  manager,  Corning   Glass
                      International,  S.A. in 1965. Appointed general manager of
the  Consumer  Products   Division  and  elected   vice  president  of   Corning
Incorporated   in  1968,  director  in   1969,  vice  chairman  responsible  for
international operations in  1971, and chairman  of the board  in 1983.  Retired
April  1996. Director,  Corning Incorporated; J.  P. Morgan  & Co. Incorporated;
Metropolitan Life  Insurance  Company. Trustee,  The  Corning Museum  of  Glass;
Corning  Incorporated Foundation; The  Metropolitan Museum of  Art; The Pierpont
Morgan Library.  Member, The  Business Council;  Council on  Foreign  Relations;
Harvard Corporation.
--------------------------------------------------------------------------------

WILLIAM R. HOWELL
Chairman Emeritus,
J. C. Penney Company, Inc.

Chairman -- Board Compensation
Committee
Member -- Audit Committee,
Board Affairs Committee, and
Executive Committee

Director since 1982          Age 61
Exxon shares owned*          3,900

[Photo]               Received  bachelor of business  administration degree from the University of Oklahoma.  Joined J. C. Penney  Company,
                      Inc.  (department  stores  and  catalog  chain)  in  1958.
                      Elected executive  vice president  and director  in  1981, vice  chairman in  1982, and chairman  and chief executive officer in  1983.  Relinquished  chief  executive  officer position January 1995 and retired as chairman of the board in  January 1997. Director, Bankers Trust New York Corporation and Bankers Trust
Company; Halliburton Co.; Warner-Lambert Company; The Williams Companies; Dallas
Citizens  Council;  National   Organization  on   Disability;  National   Retail
Federation. Chairman, board of trustees, Southern Methodist University.
--------------------------------------------------------------------------------

PHILIP E. LIPPINCOTT
Retired Chairman and
Chief Executive Officer,
Scott Paper Company

Chairman -- Public Issues Committee
Vice Chairman -- Board Compensation
Committee
Member -- Board Advisory Committee
on Contributions and Executive Committee

Director since 1986          Age 61
Exxon shares owned*          4,700

[Photo]               Received  bachelor of  arts degree  from Dartmouth College and master  of  business  administration  degree  in  food distribution  from Michigan State University. Joined Scott
                      Paper Company  (sanitary  paper, printing  and  publishing papers,  and  forestry operations)  in 1959.  Elected vice
                      president  --  marketing  in   1972,  director  in   1978,
                      president  and  chief  operating  officer  in  1980, chief executive officer in 1982, and chairman  in 1983. Retired April 1994.  Director,
Campbell  Soup Company.  Chairman of  the board  and director,  Fox Chase Cancer
Center. Trustee, The Penn Mutual Life Insurance Company. Board of overseers, The
Huntsman Center for Competition and  Innovation, The Wharton School,  University
of Pennsylvania. Member, The Business Council.
--------------------------------------------------------------------------------

*See Notes on page 8.


HARRY J. LONGWELL
Senior Vice President

Member -- Board Advisory Committee
on Contributions and Public Issues
Committee

Director since 1995          Age 55
Exxon shares owned*          66,962

[Photo]               Principal  responsibilities include the Corporation's oil,
                      gas,  coal   and  minerals   exploration  and   production
                      activities;  venture  operations  in  the  Commonwealth of
                      Independent States  and  China; Exxon  Coal  and  Minerals
                      Company;   Exxon  Exploration  Company;  Exxon  Production
                      Research Company;  human  resources.  Received  bachelor's degree  in  petroleum  engineering  from  Louisiana  State
University in  1963. Joined  the Exxon  organization in  1963 and  held  various
managerial   positions  in   domestic  and   foreign  operations.   Became  vice
president -- production,  Exxon Company,  U.S.A. in 1983;  vice president,  Esso
Europe  Inc. in 1986; vice president  -- exploration and production, senior vice president -- exploration,  production, and  gas, and  executive vice  president,
Exxon  Company, International in 1987,  1988, and 1990, respectively; president,
Exxon Company, U.S.A. in 1992. Elected senior vice president of the  Corporation in  January 1995  and director  in October  1995. Director,  U.S.-China Business
Council; Louisiana State University Foundation;  United Way of Dallas. Board  of
visitors,  University of  Texas M. D.  Anderson Cancer  Center. Member, American
Petroleum Institute; Society of Petroleum Engineers.
--------------------------------------------------------------------------------

MARILYN CARLSON NELSON
Director and Vice Chairman,
Carlson Holdings, Inc.

Member -- Audit Committee, Board
Advisory Committee on Contributions,
and Board Affairs Committee

Director since 1991          Age 57
Exxon shares owned*          7,800

[Photo]               Received bachelor's degree in international economics from
                      Smith College.  Joined  Carlson  Holdings,  Inc.  (travel, hotels,  restaurants, and marketing services) in 1989 as a
                      director  and  senior  vice  president  and  became   vice
                      chairman  in  1991. Co-chairman,  Carlson  Wagonlit Global
                      Travel Company, 1994.  Director, Carlson Companies,  Inc.;
U.S.  West,  Inc.;  Fund  for  Democracy  and  Development;  Hubert  H. Humphrey
Institute of Public Affairs; United States National Tourism Organization;  World
Travel  and Tourism Council; United Way of America, 1984-90. Trustee, Macalester
College, 1974-80; Smith  College, 1980-85. Chairman,  Minnesota Super Bowl  1992
Task   Force.  Member,   Bretton  Woods  Committee;   Center  for  International
Leadership; Committee for Economic Development (CED); Committee of 200.  Awards,
Career  Achievement, Sales  and Marketing Executives  of Minneapolis; Directors'
Choice Award,  National  Women's  Economic  Alliance  Foundation;  Extraordinary
Leadership,  Greater Minneapolis  Chamber of Commerce;  1995 Woman  of the Year,
Roundtable for  Women  in Foodservice;  'Others'  Award, Salvation  Army.  Holds
honorary  degrees of Doctor of Humane Letters  from The College of St. Catherine and Gustavus Adolphus College.
--------------------------------------------------------------------------------

*See Notes on page 8.

LEE R. RAYMOND
Chairman of the Board and
Chief Executive Officer

Chairman -- Executive Committee and
Finance Committee

Director since 1984          Age 58
Exxon shares owned*          116,903

[Photo]               Received bachelor's  degree in  chemical engineering  from the  University of Wisconsin in 1960 and Ph.D. in the same discipline from  the  University  of  Minnesota  in  1963.
                      Joined  the  Exxon organization  in  1963 as  a production
                      research  engineer  in   Tulsa,  Oklahoma.  Held   various
                      positions  with  Exxon Company,  U.S.A.;  Creole Petroleum
                      Corporation;   Exxon    International    Company;    Exxon
Enterprises. Became president of Esso Inter-America Inc. in 1983. Elected senior vice  president  and director  of the  Corporation in  1984, president  in 1987, became chairman  and  chief  executive  officer in  1993,  and  added  title  of president  in 1996. Director,  J. P. Morgan &  Co. Incorporated; Morgan Guaranty
Trust Company of  New York; United  Negro College Fund.  Director and  chairman,
American  Petroleum Institute. Trustee, Southern Methodist University; Wisconsin
Alumni  Research  Foundation.  Member,   The  Business  Council;  The   Business
Roundtable;  Council  on  Foreign Relations;  Emergency  Committee  for American
Trade; National Petroleum Council;  Singapore-U.S. Business Council;  Trilateral
Commission; University of Wisconsin Foundation.
--------------------------------------------------------------------------------

ROBERT E. WILHELM
Senior Vice President

Member -- Board Advisory Committee
on Contributions and Public Issues
Committee

Director since 1992          Age 56
Exxon shares owned*          73,910


[Photo]               Principal   responsibilities  include   the  Corporation's
                      worldwide   refining,   marketing,   and    transportation
                      activities;  Exxon  Company,  U.S.A.;  Exxon  Research and
                      Engineering Company;  accounting  and  financial  control;
                      corporate   planning.  Received   bachelor's  degree  from
                      Massachusetts  Institute  of  Technology  and  master   of
                      business  administration  degree from  Harvard University.
Joined the Exxon organization in 1963  and held various managerial positions  in domestic  and foreign operations. Became vice president -- petroleum products of
Esso Europe  Inc.  in  1981;  president of  Esso  Inter-America  Inc.  in  1984;
executive vice president of Exxon Company, International in 1986. Elected senior vice  president of the Corporation in 1990  and director in 1992. Vice chairman,
Council of  the  Americas.  Board  of  governors,  Foreign  Policy  Association;
Massachusetts  Institute  of  Technology Political  Science  Visiting Committee.
Member, Coal Industry Advisory Board of the International Energy Agency; Council
on Foreign  Relations.  Vice president,  Circle  10  Council of  Boy  Scouts  of
America. Trustee, Greenhill School, Dallas, Texas.
--------------------------------------------------------------------------------


*See Notes on page 8.

NOTES

* As of January 31, 1997, all directors and nominees beneficially owned (as this term is interpreted by the Securities and Exchange Commission ('SEC')) an aggregate of 317,931 shares of Exxon Corporation Common Stock, representing in the case of each director or nominee less than 0.1 percent of the outstanding shares. The foregoing includes 6,200 shares held in a defined benefit plan for Mr. Hay; 600 shares held by Mr. Houghton's spouse; 1,350 restricted shares for which Mr. Howell is constructive trustee on behalf of his former spouse; 23 shares held by Mr. Longwell's spouse; 4,500 shares held in a trust for the benefit of Mrs. Nelson; 600 shares held by Mr. Raymond's mother over which he has power of attorney; 1,431 shares held jointly by Dr. Steele and his spouse; 1,535 shares held jointly by Mr. Wilhelm and his spouse; and 3,227 shares held in trust for the benefit of Mr. Wilhelm's children. As of the same date, each of the other executive officers named in the Summary Compensation Table shown on page 9 beneficially owned (as so interpreted) less than 0.1 percent of the outstanding shares of Exxon Corporation Common Stock as follows: Mr. Dahan, 27,361 shares, including 13,596 shares held jointly with his spouse; and Mr. Nesbitt, 57,962 shares. As of the same date, all directors and executive officers as a group beneficially owned (as so interpreted) 740,447 shares of Exxon Corporation Common Stock, representing in the aggregate less than 0.1 percent of the outstanding shares. Beneficial ownership of certain of these shares has been, or is being, specifically disclaimed by certain nominees and officers in ownership reports filed with the SEC.

      The trustee of the Corporation's Thrift Plan holds all the outstanding shares of Exxon Corporation Class A Preferred Stock described on page 23 and has the right to vote such shares. The trustee is comprised of four Exxon Corporation officers and an officer of a division, none of whom is a director or nominee.

      These amounts do not include shares of Exxon Corporation Common Stock covered by exercisable options as of January 31, 1997 as follows: Mr. Raymond, 1,244,441; Mr. Longwell, 377,325; Mr. Wilhelm, 524,000; Mr.
      Dahan, 265,104; Mr. Nesbitt, 223,000; and all directors and executive officers as a group, 4,157,455. When shares so covered are added to shares beneficially owned by any director, nominee, or named executive officer, the percentage for such person, as of January 31, 1997, does not exceed
      0.11 percent of the outstanding shares, and the aggregate for all directors and executive officers as a group, as of the same date, is less than 0.5 percent.

Transactions with Management

     The Corporation and its affiliates have transactions in the ordinary course of business with unaffiliated corporations of which certain of the nonemployee directors are executive officers. The Corporation does not consider the amounts involved in such transactions material by any reasonable standard.

                             EXECUTIVE COMPENSATION

Summary Compensation Table

     The Summary Compensation Table shows certain compensation information for the Chief Executive Officer and the four other most highly compensated executive officers based on 1996 salaries and bonuses. This information includes the dollar value of base salaries, bonus awards and long term incentive plan payouts, the number of stock options and stock appreciation rights ('SARs') granted, restricted stock awards, and certain other compensation, if any, whether paid or deferred during the fiscal years ended December 31, 1996, 1995, and 1994.

                           SUMMARY COMPENSATION TABLE

                                                                                           Long Term Compensation
                                                                                    -------------------------------------
                                                   Annual Compensation                        Awards              Payouts
                                          --------------------------------------    --------------------------    -------
                                                                    Other Annual      Restricted      Options/     LTIP
      Name and Principal                   Salary        Bonus      Compensation        Stock           SARs      Payouts
           Position               Year       ($)          ($)           ($)         Award(s)($)(a)      (#)       ($)(b)
-------------------------------------------------------------------------------------------------------------------------
L. R. Raymond                     1996    1,550,000    1,250,000       19,977           943,125        225,000    525,000
Chairman and CEO                  1995    1,400,000    1,000,000       93,486           775,000        225,000    798,000
                                  1994    1,300,000      550,000       16,262           593,750        200,000    348,000

H. J. Longwell                    1996      685,000      385,000        6,129           330,094        110,000    150,000
Senior Vice President             1995      610,000      300,000       49,316           271,250         90,000    225,000
  and Director                    1994      535,833      160,000        4,822           178,125         75,000     99,000

R. E. Wilhelm                     1996      745,000      415,000        6,461           330,094        110,000    210,000
Senior Vice President             1995      705,000      350,000        6,811           271,250        110,000    357,000
  and Director                    1994      675,000      225,000        6,081           207,813        100,000    153,000

R. Dahan                          1996      685,000      385,000        3,590           330,094        110,000    150,000
Senior Vice President;            1995      570,000      300,000        7,620           271,250         90,000    219,000
  President, Exxon                1994      516,666      150,000        5,337           178,125         70,000     93,000
  Company, International

R. B. Nesbitt                     1996      595,000      265,000       10,170           235,781         70,000    132,000
Vice President; President,        1995      560,000      220,000        8,208           193,750         60,000    219,000
  Exxon Chemical                  1994      535,000      133,000        7,733           118,750         50,000    102,000
  Company
-------------------------------------------------------------------------------------------------------------------------


                                  All Other
      Name and Principal         Compensation
           Position                 ($)(c)
----------------------------------------------------------
L. R. Raymond                        93,000
Chairman and CEO                    102,816
                                     94,224

H. J. Longwell                       53,019
Senior Vice President                44,746
  and Director                       38,527

R. E. Wilhelm                        57,497
Senior Vice President                52,116
  and Director                       49,569

R. Dahan                             53,019
Senior Vice President;               41,906
  President, Exxon                   37,217
  Company, International

R. B. Nesbitt                        51,366
Vice President; President,           46,276
  Exxon Chemical                     44,250
  Company
-----------------------------------------------------------------------


(a) The values set forth in the column above for restricted stock awards are as of 12/1/96 for 1996, as of 12/1/95 for 1995, and as of 12/1/94 for
      1994, the dates of grants of Career Shares. The total number of restricted shares held by the named executive officers and their values on 12/31/96 were as follows: Mr. Raymond, 40,000 shares valued at $3,920,000; Mr. Longwell, 13,000 shares valued at $1,274,000; Mr. Wilhelm, 14,000 shares valued at $1,372,000; Mr. Dahan, 13,000 shares valued at $1,274,000; and Mr. Nesbitt, 9,000 shares valued at $882,000. The 12/31/96 values are based on a 12/31/96 closing market stock price of $98.00 and do not take into account any diminution of value attributable to the career duration restrictions on such shares. Normal common dividends are paid on these shares. Career Shares are described on page 14.

(b) Represents settlements of Earnings Bonus Units ('EBUs'), which the SEC rules categorize as long term incentive plan ('LTIP') payouts since EBUs serve as incentive for performance to occur over a period longer than one fiscal year. The Corporation, however, considers EBUs to be short term awards, as described on page 13. Payouts shown for 1994 were for EBUs awarded in 1991; payouts for 1995 were for EBUs awarded in 1992 and 1993; and payouts shown for 1996 were for EBUs awarded in 1994.

(c)   All   Other  Compensation  for  1996  includes  matching  credits  by  the
      Corporation under the Corporation's Thrift Plan and the related supplemental thrift plans ($93,000 for Mr. Raymond; $42,662 for Mr. Longwell; $46,233 for Mr. Wilhelm; $42,662 for Mr. Dahan; and $37,229 for Mr. Nesbitt) and the Corporation's cost allocation of supplemental life insurance ($10,357 for Mr. Longwell; $11,264 for Mr. Wilhelm; $10,357 for Mr. Dahan; and $14,137 for Mr. Nesbitt).

Option Grants in Last Fiscal Year

     The following table shows information regarding grants of stock options made to the named executive officers under Exxon's 1993 Incentive Program during the fiscal year ended December 31, 1996. The amounts shown for each of the named executive officers as potential realizable values are based on arbitrarily assumed annualized rates of stock price appreciation of five percent and ten percent over the full ten-year term of the options, which would result in stock prices of approximately $153.32 and $244.14, respectively. The amounts shown as potential realizable values for all shareholders represent the corresponding increases in the market value of 1,242,262,504 outstanding shares of Exxon Corporation Common Stock held by all shareholders (other than the Corporation) as of January 31, 1997, which would total approximately $73.5 billion and $186.3 billion, respectively. No gain to the optionees is possible without an increase in stock price which will benefit all shareholders proportionately. The potential realizable values are based solely on arbitrarily assumed rates of appreciation required by applicable SEC regulations. Actual gains, if any, on option exercises and common stockholdings are dependent on the future performance of Exxon Corporation Common Stock. There can be no assurance that the potential realizable values shown in this table will be achieved.

                       OPTION GRANTS IN LAST FISCAL YEAR

                                                                                                             Potential
                                                                                                          Realizable Value
                                                                                                                 at
                                                                                                           Assumed Annual
                                                                                                           Rates of Stock
                                                                                                         Price Appreciation
                                              Individual Grants (a)                                        for Option Term
                              --------------------------------------------------------------       --------------------------------
                                                 % of
                                                 Total
                              Number of         Options
                              Securities        Granted                                                If Stock At      If Stock At
                              Underlying          to              Exercise                               $153.32          $244.14
                               Options         Employees          or Base
                              Granted         in Fiscal           Price          Expiration                5%               10%
           Name                  (#)           Year (b)            ($/Sh)            Date                  ($)              ($)
-----------------------------------------------------------------------------------------------------------------------------------
All Shareholders'                  N/A             N/A                N/A               N/A           73.5 billion    186.3 billion
  Stock Appreciation
L. R. Raymond                  225,000            3.8%              94.13          11/27/06             13,318,809       33,752,477
H. J. Longwell                 110,000            1.8%              94.13          11/27/06              6,511,418       16,501,211
R. E. Wilhelm                  110,000            1.8%              94.13          11/27/06              6,511,418       16,501,211
R. Dahan                       110,000            1.8%              94.13          11/27/06              6,511,418       16,501,211
R. B. Nesbitt                   70,000            1.2%              94.13          11/27/06              4,143,629       10,500,771
-----------------------------------------------------------------------------------------------------------------------------------

(a) Stock options are awarded to senior executives at the fair market value of shares of Exxon Corporation Common Stock on the date of award and become exercisable one year from such date if the optionee has not terminated, or upon death if earlier. Such options lapse at the earliest of ten years after award, five years after the optionee's normal termination of employment, three years after the optionee's death, or at the time of the optionee's termination of employment otherwise than normally. No SARs were awarded in 1996.

(b)  Total options granted = 5,983,945

Aggregated Option/SAR Exercises in Last Fiscal Year and Fiscal Year-End Option/SAR Values

     The following table summarizes for each of the named executive officers the number of stock options and SARs, if any, exercised during the fiscal year ended December 31, 1996, the aggregate dollar value realized upon exercise, the total number of unexercised options and SARs, if any, held at December 31, 1996, and the aggregate dollar value of the in-the-money, unexercised options and SARs, if any, held at December 31, 1996. Value realized upon exercise is the difference between the fair market value of the underlying stock on the exercise date and the exercise or base price of the option or SAR. Value of unexercised, in-the-money options or SARs at fiscal year-end is the difference between their exercise or base price and the fair market value of the underlying stock on December 31, 1996, which was $98.00 per share. These values, unlike the amounts set forth in the column headed 'Value Realized,' have not been, and may never be, realized. The underlying options or SARs have not been, and may never be, exercised; and the actual gains, if any, on exercise will depend on the value of Exxon Corporation Common Stock on the date of exercise. There can be no assurance that these values will be realized. Unexercisable options are those which have been held for less than one year.

              AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR
                          AND FY-END OPTION/SAR VALUES

                                                                                                                Value of
                           Number of                                                                          Unexercised,
                             Shares                               Number of Securities                        In-the-Money
                           Underlying                            Underlying Unexercised                      Options/SARs at
                          Options/SARs         Value           Options/SARs at FY-End (#)                     FY-End ($)*
                           Exercised         Realized        -------------------------------       --------------------------------
         Name                 (#)               ($)          Exercisable       Unexercisable          Exercisable     Unexercisable
-----------------------------------------------------------------------------------------------------------------------------------
L. R. Raymond                125,559         5,853,286        1,269,441           225,000              46,599,325        871,875
H. J. Longwell                21,175           901,447          377,325           110,000              13,111,313        426,250
R. E. Wilhelm                 24,000           864,000          548,000           110,000              18,973,250        426,250
R. Dahan                         -0-               -0-          265,104           110,000               8,136,319        426,250
R. B. Nesbitt                 37,884         1,462,724          243,000            70,000               8,188,437        271,250
-----------------------------------------------------------------------------------------------------------------------------------


* In-the-Money Options/SARs are those where the fair market value of the underlying securities exceeds the exercise or base price of the option or SAR. The named executive officers hold no other options or SARs.

Long Term Incentive Plans -- Awards in Last Fiscal Year

     The following table shows information regarding Earnings Bonus Units ('EBUs') awarded to the named executive officers under Exxon's Short Term
Incentive Program or 1993 Incentive Program during the fiscal year ended December 31, 1996. Each EBU entitles the holder to an amount in cash equal to the cumulative net income per share of Exxon Corporation Common Stock, as announced quarterly commencing with the first full quarter following the date of award, payable on the fifth anniversary of the unit's date of grant, or earlier upon achieving the maximum settlement value of $8.50 per unit. Although the Corporation considers EBUs to be short term awards as described on page 13, the SEC rules categorize EBUs as long term incentive awards since EBUs serve as incentive for performance to occur over a period longer than one fiscal year. No amounts are shown in the table as 'target' or 'threshold' future payouts because no such payout levels are set or contemplated under the Corporation's Incentive Programs.

            LONG TERM INCENTIVE PLANS -- AWARDS IN LAST FISCAL YEAR

                                       Performance or
                                        Other Period       Estimated Future Payouts Under
                     Number of              Until           Non-Stock Price-Based Plans
                  Shares, Units or      Maturation or      ------------------------------
     Name         Other Rights (#)         Payout                   Maximum ($)
-----------------------------------------------------------------------------------------
L. R. Raymond          150,000         5 years maximum                1,275,000
H. J. Longwell          45,000         5 years maximum                  382,500
R. E. Wilhelm           48,000         5 years maximum                  408,000
R. Dahan                45,000         5 years maximum                  382,500
R. B. Nesbitt           31,000         5 years maximum                  263,500
-----------------------------------------------------------------------------------------

Employee Annuities

     Under Exxon's current Annuity Plan, subject to age and service requirements, an employee acquires a right to a yearly annuity upon retirement. The yearly annuity is equal to 1.6 percent of the average annual 36-month pay times years of accredited service, less up to half of estimated Old Age Social Security benefit payable. The following table illustrates the approximate yearly undiscounted annuity which may become payable under the Annuity Plan and the related supplemental annuity plans to an employee in the higher salary classifications, including those named in the Summary Compensation Table shown on page 9. Whether these amounts actually become payable in whole or in part depends on the contingencies and conditions governing the Annuity Plan.

                         ESTIMATED UNDISCOUNTED ANNUITY


   Average                      Years of Accredited Service
   Annual         -------------------------------------------------------
36-Month Pay*         30             35             40             45
--------------------------------------------------------------------------
 $   500,000      $   240,000    $   280,000    $   320,000    $   360,000
   1,000,000          480,000        560,000        640,000        720,000
   1,500,000          720,000        840,000        960,000      1,080,000
   2,000,000          960,000      1,120,000      1,280,000      1,440,000
   2,500,000        1,200,000      1,400,000      1,600,000      1,800,000
   3,000,000        1,440,000      1,680,000      1,920,000      2,160,000
   3,500,000        1,680,000      1,960,000      2,240,000      2,520,000
   4,000,000        1,920,000      2,240,000      2,560,000      2,880,000
--------------------------------------------------------------------------

* Average annual 36-month pay includes salary for the 36 consecutive months of highest earnings during the last ten years of employment and short term bonus awards, including Earnings Bonus Units ('EBUs'). The bonus awards included in the computation are the highest three awards granted during the final five years of employment. For purposes of this computation, EBUs are valued at their maximum settlement value. See the Long Term Incentive Plans table on page 11 for data on 1996 awards of EBUs to the named executive officers. For the executive officers named in the Summary Compensation Table on page 9, average annual 36-month pay includes amounts shown in the 'Salary' and 'Bonus' columns of that table, as well as EBU awards shown in the Long Term Incentive Plans table.

   As of January 31, 1997, average annual 36-month pay and years of accredited service for the executive officers named in the Summary Compensation Table are as follows: Mr. Raymond, $3,244,444, 34 years; Mr. Longwell, $1,176,111, 34 years; Mr. Wilhelm, $1,363,556, 36 years; Mr. Dahan, $1,152,778, 35 years;
   and Mr. Nesbitt, $976,339, 43 years.

   The amounts shown above are based on the normal form of annuity under the Annuity Plan with 60 monthly payments guaranteed and are before deduction for the estimated Old Age Social Security benefit referred to on page 11.

Board Compensation Committee Report on Executive Compensation

Overview

     The Board Compensation Committee ('BCC') consists entirely of nonemployee directors who are not eligible to participate in any of the compensation plans or programs it administers. The BCC approves or endorses for approval by the full Board or shareholders all of the programs under which compensation is paid or awarded to the Corporation's senior executives.

     Exxon's executive compensation program is designed to motivate, reward, and retain the management talent needed to achieve its business objectives and maintain its position of leadership in the petroleum industry. The program is also designed to make a substantial component of senior executives' potential compensation dependent upon increased shareholder return.

     It does this by providing incentives to achieve short-term and long-term objectives, by rewarding exceptional performance and accomplishments that contribute to the business, and by utilizing competitive base salaries that recognize a philosophy of career continuity.

     Exxon's financial success is highly dependent upon its long-term capital investment strategy and decisions that focus on the Corporation's future results. The nature of the petroleum business requires long-term and capital-intensive investments, which often take years to generate returns to shareholders. Therefore, incentive awards are granted with an orientation towards long-term corporate performance and may not fluctuate as greatly as year-to-year corporate financial results.

     In keeping with this long-term view and the highly technical and capital-intensive nature of the petroleum business, retention of executives who have developed the skills and expertise required to lead a global organization is vital to Exxon's competitive strength. Retention and motivation of these individuals are, and will continue to be, key to the Corporation's success.

     The philosophical basis of the compensation program is to pay for performance and the level of responsibility of an individual's position. Assessments of both individual and corporate performance influence executives' compensation levels. It is important to encourage a performance-based environment that motivates individual performance by recognizing the past year's results and by providing incentives for further improvement in the future. This includes the ability to implement the Corporation's business plans as well as to react to unanticipated external factors that can have a significant impact on corporate performance. Compensation decisions for all executives, including the

Chief Executive Officer ('CEO') and the other named executive officers, are based on the same criteria.

     There are three major components of Exxon's compensation program: Base Salary, Short Term Awards, and Long Term Incentive Awards.

Base Salary

     A competitive base salary is vital to support the philosophy of management development and career orientation of executives and is consistent with the long-term nature of Exxon's business.

     Salary budget expenditures and adjustments to the salary program structure are a result of annual reviews of competitive positioning (how Exxon's salary structure for comparable positions compares with that of other companies), business performance, and general economic factors. While there is no specific weighting of these factors, competitive positioning is the primary consideration in setting the salary budget expenditures. Business and other economic factors, such as net income and estimates of inflation, are secondary considerations. In determining competitive position, a number of surveys are utilized. Primary consideration is given to the U.S.-based oil companies included in the industry group used for comparing share investment performance on page 16. Foreign-based oil companies used in the industry group are excluded since their compensation structures for executive officers are not considered comparable. Additional consideration is given to other major U.S.-based corporations because the scope of Exxon's business extends beyond the oil industry, as does competition for executives. Consequently, major U.S.-based corporations in the same or similar lines of business as Exxon, as well as a number of those in other lines of business but with which Exxon competes for executives, are included. Competitive orientation of salary ranges is targeted between the median and high end of survey data given Exxon's size and complexity relative to the surveyed companies. Within this framework, executive salaries are determined based on individual performance, level of responsibility, and experience.

     The BCC makes recommendations to the Board of Directors as to the salary of the CEO, sets the salaries of the other elected officers, and reviews salaries of certain other senior executives. The BCC met in November 1995 to recommend the 1996 salaries for the CEO, to set the 1996 salaries for the other elected officers, and to review the 1996 salaries for certain other senior executives. Any changes to these approved salaries must be reviewed with the BCC before implementation.

     The CEO's salary is determined based on the competitive salary framework described above, recognizing the Corporation's size and complexity. Within this framework, the CEO's salary is determined based on the BCC's judgment concerning the CEO's individual contributions to the business, level of responsibility, and career experience. Although none of these factors has a specific weight, primary consideration is given to the CEO's individual contributions to the business. No particular formulas or measures are used. L. R. Raymond's salary reflects his strong leadership and significant individual contributions to Exxon's business.

Short Term Awards

     Short term awards to executives are granted in cash and Earnings Bonus Units ('EBUs') to recognize contributions to the business during the past year. EBUs are also granted to focus on a strong midterm corporate performance and to stress that decisions and contributions in any one year impact future years. In 1996, approximately one half of executive bonuses were in the form of EBUs. Each such EBU entitles the holder to an amount equal to the cumulative net income per share, as announced quarterly, commencing with the first full quarter following the date of award, payable on the fifth anniversary of the unit's date of grant or earlier upon achieving the maximum settlement value of $8.50 per unit. The EBU maximum settlement value was raised in 1995 from $7.50 to $8.50 per unit which increased the earnings performance target to a higher level. In 1996, the maximum settlement value was achieved for the EBUs granted in 1994. This resulted in a payment to grantees of $7.50 per unit.

     The BCC annually establishes a ceiling in relation to business results for awards of cash and EBUs. The BCC established a $61 million ceiling for 1996 awards of cash and EBUs, substantially all of which were granted in awards to over 1,000 employees. The ceiling is determined by Exxon's competitive position, assessment of progress in attainment of long-term goals, and business performance considerations. These include measurements such as net income, earnings per share, return on capital employed, return on equity, and dividends both in absolute terms and relative to the industry. None of these measurements has a specific weight. The 1996 ceiling was increased from the 1995 ceiling. No formula was used in determining the ceiling amount. Rather, the BCC considered several factors, including Exxon's second consecutive year of record earnings and business performance, continued strengthening of the Corporation's worldwide competitive position, and its achievement towards attainment of long-range strategic goals.

     The specific  bonus  opportunity  an executive  receives  is  dependent  on individual performance and level of responsibility. Assessment of an individual's relative performance is made annually based on a number of factors which include initiative, business judgment, technical expertise, and management skills.

     L. R. Raymond's 1996 award reflects his level of responsibility within the organization and his leadership which significantly contributed to achievement of the second consecutive year of record corporate earnings and continued strengthening of the Corporation's worldwide competitive position. This determination was based on the judgment of the BCC regarding his overall contribution as CEO utilizing negative discretion as described below under '1993 U.S. Income Tax Legislation.' Narrow quantitative measures or formulas are not viewed as sufficiently comprehensive for this purpose. The combination of Mr. Raymond's base salary and short term awards was appropriately positioned compared to CEOs of competitors, as well as the size and business results of these companies relative to Exxon.

Long Term Incentive Awards

     Long term incentive awards provided by the shareholder-approved 1993 Incentive Program are designed to develop and retain strong management through share ownership and incentive awards.

     Stock options were the primary long term incentive granted to executive officers and over 2,200 other key employees in 1996. The BCC believes that a significant portion of senior executives' compensation should be dependent on value created for the shareholders. Options are an excellent vehicle to accomplish this by tying the executives' interests directly to the shareholders' interests. Options are granted to executives at the fair market value of Exxon Common Stock on the date of grant and become exercisable one year from such date if the optionee is still employed.

     The number of options that the BCC grants to executive officers is based on individual performance (determined as described under 'Short Term Awards') and level of responsibility. The award level must be sufficient in size to provide a strong incentive for executives to work for long-term business interests and become significant owners of the business. The number of options currently held by an executive was not a factor in determining individual grants since such a factor would create an incentive to exercise options and sell the shares.

     A limited number of senior executives received grants of Career Shares in 1996. Career Shares are shares of Exxon Common Stock granted with a restriction designed to promote long-term retention, as well as superior long-term performance of key strategic and operating management. These restrictions generally expire after the executive reaches normal retirement age. The number of Career Shares granted to senior executives also recognizes the increased responsibility and complexity of senior positions. Individual grants are based on personal contribution and level of responsibility within the organization. The number of shares currently held by an executive was not a factor in determining individual grants since Career Shares are primarily designed to promote long-term retention.

     L. R. Raymond's long term incentive awards reflect his level of responsibility within the organization and his leadership which significantly contributed to Exxon's corporate performance. Mr. Raymond's long term incentive awards reflect the BCC's judgment of his overall contribution as CEO. In making this determination, the BCC considered the complex, highly technical, and long-term nature of the business. Narrow quantitative measures or formulas are not viewed as sufficiently comprehensive for this purpose.

1993 U.S. Income Tax Legislation

     The U.S. income tax law limits the deductibility of certain compensation paid to the CEO and the four other most highly compensated executives in excess of the statutory maximum.

     The value of all stock options granted in 1996, any value received from stock options granted in prior years and exercised in 1996, and EBUs that were granted in 1994 and paid out in 1996 are exempt from this limit.

     In order to entitle the Corporation to continue to deduct, for U.S. income tax purposes, the compensation expense resulting from option or SAR exercises by covered executives, the Board of Directors, on the recommendation of the BCC, has proposed an amendment to the 1993 Incentive Program (see page 17). If approved by shareholders, the amendment will set a limit to the number of shares that may be granted to any one grantee in any one calendar year, thereby allowing such awards to continue to be deducted for U.S. income tax purposes.

     Short term awards (consisting of cash bonuses and EBUs) granted in 1996 to the CEO and a limited number of senior executives, are also exempt from the limit on deductibility. For 1996, the BCC established an upper limit on certain awards dependent on attainment of a broad performance measure based on earnings per share. From this limit, it was intended that the BCC would exercise discretion to reduce or eliminate the amount of the actual award to any individual such that actual awards would be equal to the amounts determined to be appropriate in accordance with the qualitative criteria and other factors discussed above under 'Short Term Awards.' Upon achievement of the measure, the BCC exercised such discretion with respect to the cash bonuses and EBUs granted to the CEO and such senior executives. This approach gave the BCC the broad flexibility it previously had to determine short term incentive compensation while allowing this compensation to be deductible for U.S. income tax purposes.

     In order to entitle the Corporation to continue to deduct, for U.S. income tax purposes, the compensation expense resulting from these and other types of awards to certain executives, the Board of Directors has proposed material terms under which such awards may be granted in the future (see page 19). If approved by shareholders, these material terms will define the class of employees eligible for such awards, allow the BCC to set broad performance measures to be met in order for awards to be granted, and set a maximum award which can be granted to any one recipient for any one year, thereby allowing such awards to be deducted for U.S. income tax purposes.

Summary

     The BCC has the responsibility for ensuring that Exxon's compensation program continues to be in the best interest of its shareholders. The BCC is guided by an independent analysis, prepared by a leading public accounting firm, of the competitiveness of Exxon's executive compensation. The results of various salary surveys are also reviewed. Finally, compensation programs providing stock-based compensation to executives, such as the 1993 Incentive Program and the amendment thereto proposed on page 17 of this proxy statement, are periodically submitted to shareholders for review and approval.

     Exxon has had, and continues to have, an appropriate and competitive compensation program. The balance of a sound base salary position, competitive short term bonus orientation, and emphasis on long term incentives is the foundation which builds stability and supports Exxon's business.

William R. Howell, Chairman                                    D. Wayne Calloway
Philip E. Lippincott, Vice Chairman                                     Jess Hay

Share Investment Performance

     The following graphs show changes over the past five- and ten-year periods in the value of $100 invested in: (1) Exxon Corporation Common Stock; (2) the Standard & Poor's 500 Index; and (3) an industry group of seven other international, integrated major oil companies: Amoco Corporation, The British Petroleum Company p.l.c., Chevron Corporation, Mobil Corporation, Royal Dutch Petroleum Company, The 'Shell' Transport and Trading Company, p.l.c., and Texaco Inc. Investments in the industry group of other international, major oil companies have been prorated based on the companies' relative market capitalizations at the beginning of each year.

     The values of each investment are based on share price appreciation plus dividends, with reinvestment of dividends. The calculations exclude trading commissions and taxes. For The British Petroleum Company p.l.c., Royal Dutch Petroleum Company, and The 'Shell' Transport and Trading Company, p.l.c., the calculations are based on investments in American depository receipts; dividends are before any withholding taxes, but include any applicable U.K. advance corporation tax credits.


                          FIVE-YEAR CUMULATIVE TOTAL RETURNS
                        Value of $100 Invested at Year-End 1991

                               [PERFORMANCE GRAPH]


                                    Fiscal Years Ended December 31

                      --------------------------------------------------------
                      1991       1992       1993       1994      1995     1996
                      --------------------------------------------------------

EXXON CORPORATION      100        105        114        115       158       200
S&P 500                100        108        118        120       165       203
INDUSTRY GROUP         100         97        125        139       183       233




                          TEN-YEAR CUMULATIVE TOTAL RETURNS
                        Value of $100 Invested at Year-End 1986

                               [PERFORMANCE GRAPH]


                                                  Fiscal Years Ended December 31

                      -------------------------------------------------------------------------------------
                      1986    1987    1988    1989    1990    1991    1992    1993    1994    1995     1996
                      -------------------------------------------------------------------------------------

EXXON CORPORATION     100     114     138     165     179     221     232     251     253     349      441
S&P 500               100     105     123     162     157     204     220     242     245     337      415
INDUSTRY GROUP        100     117     131     188     205     219     211     274     303     401      509


                          BOARD OF DIRECTORS PROPOSALS

Amendment of 1993 Incentive Program
(Item 2 on proxy card)

     The following proposal will be offered by the Board of Directors:

     Resolved, That the shareholders of the Corporation hereby approve an amendment to the 1993 Incentive Program to add the following new Section VII(5):
'Notwithstanding the foregoing provisions of this Section VII, the total number of shares that may be effectively granted under stock options or stock appreciation rights to any one grantee in any one calendar year may not exceed two tenths of one percent (0.2%) of the total number of shares of Common Stock of the Corporation outstanding (excluding shares held by the Corporation) on December 31, 1996.'

     The foregoing amendment shall become effective on the date shareholder approval is obtained.

BOARD OF DIRECTORS RECOMMENDATION --
The Board recommends a vote FOR this proposal.

     The sole purpose of the proposed amendment to the 1993 Incentive Program (1993 Program) is to entitle the Corporation to continue to deduct the compensation expense resulting from option or SAR exercises by certain executives for U.S. income tax purposes. In order for the Corporation to continue to receive this tax deduction, Internal Revenue Code Section 162(m) currently requires that the 1993 Program contain a limit on the number of shares that may be granted to any employee during a specified period. The 1993 Program provides for the grant of stock options and other stock-related awards as more fully described below under 'Summary of 1993 Program.' The Board Compensation Committee (BCC) has historically granted individual awards that have been significantly less than the maximum number of shares which may be awarded under the proposed amendment to the 1993 Program. This amendment is not intended to result in compensation above the level that would otherwise be provided. If the proposed amendment is approved by shareholders, it is expected that the BCC will continue to use its discretion to make future awards that are less than the proposed maximum.

     Copies of the 1993 Program as currently in effect will be provided to shareholders without charge upon telephone request to (972) 444-1832 or upon written request to the Secretary of the Corporation, 5959 Las Colinas Boulevard, Irving, TX 75039-2298. If the proposed amendment is not approved, the 1993 Program will continue in effect in its present form. In that case, the Board has made no determination as to what action, if any, will be taken with respect to this matter.

Summary of 1993 Program

     The 1993 Program permits the grant of any or all of the following types of awards: (1) stock options, including incentive stock options (ISOs); (2) stock appreciation rights (SARs), in tandem with stock options or freestanding; (3) restricted stock; (4) performance awards; (5) incentive shares; (6) dividend equivalent rights (DERs), in tandem with other awards or freestanding; and (7) other awards based on, payable in, or related to Common Stock of the Corporation. The 1993 Program was originally approved by shareholders on April 28, 1993 and expires on April 28, 2003 after which time no further awards may be made thereunder.

     All key employees of the Corporation (including employee directors and officers) or of any affiliate of the Corporation at least 50 percent owned are eligible for selection to receive awards under the 1993 Program. While the concept of a 'key employee' eligible to participate in the 1993 Program is necessarily flexible, approximately 2,500 employees (including a total of 14 current executive officers) are considered to fall within this category.

     The 1993 Program is administered by the Board of Directors of the Corporation. With respect to executive officers subject to the insider reporting requirements of Section 16 of the Securities Exchange Act of 1934 (herein referred to as 'reporting persons'), the authority to make awards and to interpret and apply the 1993 Program is conferred on the BCC. With respect to other eligible employees, the Board has delegated the authority to make awards and to interpret and apply the 1993 Program to a committee consisting of executive officers of the Corporation. In the case of non-reporting persons, determinations and interpretations in individual cases (but not the grant of awards) may also be made by or at the direction of the Chairman of the Board.

     The Board is authorized to amend or terminate the 1993 Program, except that shareholder approval is required for amendments that would decrease the minimum exercise price of an option or SAR, increase the number of shares that may be granted, or as otherwise deemed necessary under applicable securities, tax, or other laws.

     Subject to adjustment as described below, the number of shares of Common Stock, no par value, that may be awarded during each year of the 1993 Program may not exceed seven tenths of one percent (0.7%) of the total number of shares of Common Stock of the Corporation outstanding (excluding shares held by the Corporation) on December 31 of the preceding year. If the total number of shares awarded in any year is less than the maximum number of shares allowable, the balance may be carried over to future years. In addition, for each year in which the 1993 Program is in effect, the number of shares awarded as ISOs may not exceed seven tenths of one percent (0.7%) of the total number of shares of Common Stock outstanding (excluding shares held by the Corporation) on December 31, 1992. If the number of shares granted as ISOs in any year is less than the maximum number allowable, the balance may be carried over to future years.

     Stock options granted under the 1993 Program are subject to the terms and conditions determined by the granting authority, except that (i) the option price cannot be less than 100 percent of the fair market value of Common Stock at the time the option is granted; (ii) no option may be exercised more than ten years after it is granted; and (iii) no option may be exercised more than five years after the grantee's termination. Unless otherwise provided in the award, an option becomes immediately exercisable in full upon the death of the grantee. Options may be exercised for up to three years after the grantee's death. Payment of the exercise price of a stock option can be made in cash, shares, or other consideration in accordance with the terms of the 1993 Program and any applicable rules of the granting authority and valued at fair market value on the date of exercise. Options are subject to forfeiture if the grantee terminates employment prior to normal retirement time (subject to exceptions for termination due to incapacity or for certain approved terminations) or is determined to have engaged in activity detrimental to the interests of the Corporation or its affiliates.

     ISOs may be granted provided they meet the requirements of the Internal Revenue Code. To the extent that the fair market value of shares with respect to which ISOs are exercisable for the first time in any one year as to any participant exceeds $100,000, such options shall not be treated as ISOs. An option for additional shares, if any, which the granting authority may grant to an employee who in the same year has been granted the maximum permissible ISOs would be in the form of a nonqualified stock option not intended to qualify as an ISO.

     The Corporation is of the opinion that an employee receiving a stock option does not realize any compensation income under the Internal Revenue Code upon the grant of the option. However, an employee does realize compensation income at the time of exercise (except options which are ISOs) in the amount of the excess of the fair market value on the date of exercise over the option price. The Corporation is also of the opinion that it is entitled to a deduction under the Internal Revenue Code at the same time and equal to the amount of compensation income that is realized by the employee. Although no compensation income is realized upon exercise in the case of ISOs, the excess of the fair market value on the date of exercise over the option price is included in alternative minimum taxable income for alternative minimum tax purposes.

     An SAR may be granted in tandem with a stock option or as a freestanding award. An SAR permits the holder to receive a number of shares having an aggregate value equal to any excess of the fair market value of the Corporation's shares subject to the SAR over the grant price of the SAR (which may not be less than 100 percent of fair market value of such shares at the time of grant). If the SAR is granted in tandem with a stock option, exercise of the SAR cancels the related option to the extent of such exercise. SARs may authorize the optionee to elect to settle the SAR in cash. The provisions of SARs with respect to exercisability upon termination or death of the grantee, as well as forfeiture, are substantially the same as for stock options.

     Restricted stock may be awarded under the 1993 Program either at no cost to the recipient or for such cost as may be required by law or otherwise determined by the granting authority. Restricted stock may not be disposed of by the recipient until the restrictions specified in the award expire. These restrictions can be based solely on a specified period of continuous employment or could also be contingent on attaining specific business objectives or other quantitative or qualitative criteria. Except as otherwise specified in the award, (i) the holder of record of restricted stock has all of the rights of a shareholder of the Corporation, including the right to vote the shares and the right to receive any cash dividends; (ii) if the holder terminates employment prior to normal retirement time (subject to exceptions for termination due to incapacity or for certain approved terminations) or is determined to have engaged in activity detrimental to the interests of the Corporation or its affiliates, all shares still subject to restriction are forfeited by such holder and reacquired by the Corporation; and (iii) if employment of the holder terminates normally, or if the holder dies, any and all remaining restrictions with respect to such restricted stock expire.

     A performance award may be granted under the 1993 Program either at no cost to the recipient or for such cost as may be required by law or otherwise determined by the granting authority. Performance awards may take the form of performance shares, or of performance units or rights valued by reference to the value of Common Stock of the Corporation or by reference to some other formula or method. A performance award may require attainment of performance criteria within a specified period in order for the award to be earned. Performance awards, when and if payable, may be paid in cash, stock, other consideration, or a combination thereof.

     Incentive shares may be granted as a form of bonus under the 1993 Program either at no cost to the recipient or for such cost as may be required by law or otherwise determined by the granting authority. The time and method of payment are as specified by the grant, provided that the delivery of any incentive shares must be completed no later than the tenth anniversary of the grantee's date of termination.

     DERs which may be awarded under the 1993 Program give the recipient the right to receive credits for dividends that would be paid if the grantee held a specified number of shares of Common Stock, either as a component of another award or as a freestanding award. Dividend equivalents credited to the holder of a DER may be paid currently or be deemed to be reinvested in additional shares (which may thereafter accrue additional dividend equivalents) at fair market value at the time of deemed reinvestment. DERs may be settled in cash, shares, or a combination thereof, in a single installment or installments, as specified in the award. In addition, awards payable in cash on a deferred basis may provide for crediting and payment of interest equivalents.

     Other forms of award based on, payable in, or otherwise related in whole or in part to Common Stock of the Corporation may be granted under the 1993 Program if the granting authority determines that such awards are consistent with the purposes and restrictions of the 1993 Program. The terms and conditions of such awards shall be specified by the grant. Such awards may be granted for no cash consideration, for such minimum consideration as may be required by applicable law, or for such other consideration as may be specified by the granting authority.

     In the event of any stock split, stock dividend, or other relevant change in capitalization that is determined to be dilutive to outstanding awards, the 1993 Program provides that appropriate adjustment will be made in the number of shares and the purchase price per share, if any, under such awards and in determining the number of shares available for future awards. Accordingly, as a result of the two-for-one stock split described on page 1 of this proxy statement, the number of shares available for future grants under the 1993
Program on  the effective  date of  the stock  split, as  well as  the limit  on individual  option  and  SAR  grants contained  in  the  proposed  amendment, if approved, will be doubled and appropriate adjustments will be made to outstanding awards.

     The 1993 Program provides that awards are not transferable except by will or the laws of descent and distribution. An award may permit the recipient to pay applicable withholding taxes by surrendering previously owned shares or authorizing the Corporation to withhold shares otherwise deliverable under the award.

     The number of stock options or other forms of award that will be granted hereafter under the 1993 Program is not currently determinable. Information regarding stock options and restricted stock awarded to the named executive officers in 1996 is provided on page 9 of this proxy statement. In addition, in 1996, (i) options for 909,000 shares and 33,000 shares of restricted stock were granted to all current executive officers as a group; and (ii) options for 5,074,945 shares and 25,000 shares of restricted stock were granted to all other eligible employees, including current officers who are not executive officers. Directors who are not executive officers of the Corporation are not eligible for awards under the 1993 Program.

     At December 31, 1996, 1,242,078,503 shares of Common Stock of the Corporation were outstanding (excluding shares held by the Corporation). The last closing price of a share of Common Stock on the New York Stock Exchange consolidated tape on January 31, 1997 was $103 5/8.

Performance-based incentive awards
(Item 3 on proxy card)

     The following proposal will be offered by the Board of Directors:

     Resolved, That in order to entitle the Corporation to continue to deduct, for U.S. income tax purposes, the compensation expense resulting from certain performance awards (exclusive of stock options and SARs) to certain executives, the shareholders of the Corporation hereby approve the following material terms under which such awards may be granted hereafter to such executives as provided in Internal Revenue Code Section 162(m) and the regulations thereunder, as the same may be amended from time to time ('Section 162(m)'):

      -- The class of employees eligible for awards under these terms consists of the chief executive officer, the other four most highly compensated officers, and other key employees designated by the Board Compensation Committee ('BCC') as of the end of each taxable year of the Corporation.

      -- Performance-based awards under these terms shall require attainment of objective, pre-established goals based on one or more of the following criteria: earnings per share, net income, cash flow, operating income, return on capital employed, and total shareholder return. Such goals shall be established by the BCC, which shall be comprised of 'outside directors' as that term is defined in Section 162(m).

      --  The   maximum  amount  of  performance-based  awards  granted  to  any recipient under these terms for any one year shall not exceed two tenths of one percent (0.2%) of the Corporation's net income from operations. The BCC may grant a recipient less, but not more, than the maximum award.

     The foregoing material terms of performance-based incentive awards shall become effective on the date shareholder approval is obtained.

BOARD OF DIRECTORS RECOMMENDATION --
The Board recommends a vote FOR this proposal.

     The intent of this proposal is (1) to satisfy applicable provisions of the Internal Revenue Code, as interpreted by the Internal Revenue Service, in order for the Corporation to continue to be entitled to U.S. income tax deductions for compensation paid or accrued under certain performance awards to certain key employees and (2) to continue to provide the BCC the discretion and flexibility required by the complex, highly technical, and long-term nature of the Corporation's business. These terms do not amend the 1993 Program. Awards in accordance with these terms may be granted under the 1993 Program or under another applicable plan or arrangement of the Corporation.

     The Internal Revenue Code was amended in 1993 to add Section 162(m), which limits tax deductions previously allowed for certain compensation to the chief executive officer and the other four most highly compensated officers unless such compensation meets certain requirements. Under these requirements, such compensation must be 'performance-based' and the material terms of such compensation must be approved by shareholders. For the past three years under
Section 162(m) transition rules, the BCC has established upper limits on certain performance awards in the form of short-term awards (consisting of cash bonuses and EBUs) to certain key employees dependent on attainment of a broad performance measure based on earnings per share. The BCC has exercised its discretion in each of the past three years to reduce awards from this limit to the amount determined to be appropriate. If the proposed material terms are approved by shareholders, it is expected that the BCC will continue to use its discretion to make future awards that are lower than the proposed maximums. A fuller discussion of the BCC's approach to short-term and other awards is contained on pages 12 through 15 of this proxy statement.

     It is expected that only executive officers named in the Summary Compensation Table will be granted awards under these terms. The amount of such awards that will hereafter be awarded is not currently determinable. Information regarding awards of this type in the form of cash bonuses and EBUs made to the named executive officers in 1996 is provided on pages 9 and 11, respectively, of this proxy statement.

     The Board of Directors believes that approval of these terms is in the best interests of the Corporation and its shareholders because such approval will entitle the Corporation to continue to deduct for U.S. income tax purposes amounts paid or accrued for certain performance awards to certain executives. If this resolution is not approved by shareholders, the Board has made no determination as to what action, if any, will be taken with respect to this matter.

Ratification of the appointment of independent public accountants
(Item 4 on proxy card)

     The following proposal will be offered by the Board of Directors:

     Resolved, That the appointment, by the Board of Directors of the Corporation, of Price Waterhouse LLP as independent public accountants to make an examination of the accounts of the Corporation and its subsidiary companies for the year ending December 31, 1997, effective upon ratification by the shareholders, be, and it hereby is, ratified; and that a representative of Price Waterhouse LLP be requested to attend the annual meeting of shareholders to be held in 1998.

BOARD OF DIRECTORS RECOMMENDATION --
The Board recommends a vote FOR this proposal.

     Price Waterhouse LLP has offices in most countries where affiliates of the Corporation operate, which is an essential requirement. The Board believes that Price Waterhouse LLP has demonstrated that it is well qualified to make an independent examination of the accounts of the Corporation. Representatives of Price Waterhouse LLP will be present at the 1997 annual meeting of shareholders and will have the opportunity to make such statements as they may desire. Those representatives will also be available to respond to appropriate questions from the shareholders present.

     The services provided by Price Waterhouse LLP include examinations of the Corporation's annual consolidated financial statements, statutory examinations of affiliated companies' financial statements, examination of financial statements of employee benefit plans, certification of various special-purpose financial reports and reports to comply with regulations of the Securities and Exchange Commission and other governmental agencies, the preparation of tax returns for employees on foreign assignments insofar as such tax returns pertain to their assignments outside their home countries, and assistance and advice to various affiliates with respect to certain tax and systems matters.

                             SHAREHOLDER PROPOSALS

     Shareholder proponents have stated their intention to present the following proposals at the 1997 annual meeting. In accordance with applicable proxy regulations of the SEC, the shareholdings of the proponents will be furnished by the Corporation to any person, orally or in writing as requested, promptly upon the receipt of any oral or written request therefor addressed to the Secretary of the Corporation. The proposals and supporting statements, for which the Board of Directors and the Corporation accept no responsibility, are set forth on the following pages. The Board opposes these proposals for the reasons stated after each proposal.

Additional reporting of political contributions
(Item 5 on proxy card)

     This proposal was submitted by Mrs. Evelyn Y. Davis, Watergate Office Building, 2600 Virginia Avenue, N.W., Suite 215, Washington, DC 20037.

     'Resolved, That the shareholders recommend that the Board direct management that within five days after approval by the shareholders of this proposal, the management shall publish in newspapers of general circulation in the cities of New York, Washington, D.C., Detroit, Chicago, San Francisco, Los Angeles, Dallas, Houston and Miami, and in the Wall Street Journal and U.S.A. Today, a detailed statement of each contribution made by the Company, either directly or indirectly, within the immediately preceding fiscal year, in respect of a political campaign, political party, referendum or citizens' initiative, or attempts to influence legislation, specifying the date and amount of each such contribution, and the person or organization to whom the contribution was made. Subsequent to this initial disclosure, the management shall cause like data to be included in each succeeding report to shareholders. And if no such disbursements were made, to have that fact publicized in the same manner.'

     Reasons: 'This proposal, if adopted, would require the management to advise the shareholders how many corporate dollars are being spent for political purposes and to specify what political causes the management seeks to promote with those funds. It is therefore no more than a requirement that the shareholders be given a more detailed accounting of these special purpose expenditures that they now receive. These political contributions are made with dollars that belong to the shareholders as a group and they are entitled to know how they are being spent.

     Last year the owners of 46,363,214 shares, representing approximately 5.2% of shares voting, voted FOR this proposal.

     If you AGREE, please mark your proxy FOR this proposal.'

BOARD OF DIRECTORS RECOMMENDATION --
The Board recommends a vote AGAINST this proposal.

     A similar proposal was presented by this same proponent at Exxon's 1975, 1976, 1984, and 1996 annual meetings, and each time it was rejected by shareholders owning more than 94 percent of the shares voted.

     Exxon Corporation makes limited contributions to political candidates or political parties, which are fully in keeping with applicable laws. Eligible management and administrative employees and selected retirees who wish to participate in the political process are given the opportunity to do so by contributing to candidates through the Exxon Corporation Political Action Committee and the Exxon Corporation Political Action Committee of Texas (the 'Exxon PACs'). As required by applicable federal and state election laws, information about political contributions made by the Corporation and the Exxon PACs is publicly available.

     The Corporation legally may, and as a matter of policy does, take positions with respect to proposed legislation and ballot propositions or referenda which could affect the business activities of the Corporation and the shareholders' investment in it. It communicates such positions in a variety of ways, including testimony before congressional and other legislative committees, articles in company publications which shareholders receive, and occasionally, special letters to shareholders. From time to time, subject to strict management review, the Corporation provides financial support to citizens' groups which are taking positions for or against ballot propositions or referenda having an important impact on the Corporation. The Corporation also belongs to various trade and other associations which take public positions on such matters.

     In view of the Corporation's policies and practices in this area, the Board of Directors believes that this proposal would result in publishing information that is already publicly available and create an unnecessary expense.

     Accordingly, as it did in the past when similar proposals were under consideration, the Board of Directors recommends a vote AGAINST this proposal.

Additional executive compensation reporting
(Item 6 on proxy card)

     This proposal was submitted by The Sinsinawa Dominicans, 2128 So. Central Park Avenue, Chicago, IL 60623 and six co-proponents.

     'Whereas, We believe that financial, social and environmental criteria should all be taken into account in fixing compensation packages for corporate officers. Public scrutiny on compensation is reaching a new intensity, not just for the Chief Executive Officer, but for all executives. Concerns include the following:

 . . . Total annual compensation for our Company's top five executives in 1995 was nearly $6 million, not including other long term compensation and tax deductions worth millions of dollars.

 . . . Too often top executives receive considerable increases in compensation packages even when share investment performance is below that of the industry group as well as the S&P 500.

 . . . Our Company continues to be involved in costly appeals related to $5 billion in punitive damages connected with the Exxon Valdez grounding, as well as other significant litigation and liability issues that jeopardize our Company's financial condition. Should the pay of executives be 'as usual' when 'in their watch' our Company experiences costly fines and expensive, protracted litigation?

 . . . The relationship between compensation and the social and environmental impact of company decision-makers is an important question. For instance, should top officers' pay be reduced when Native American and other local communities stand in public opposition to resource development projects of our Company? Should CEO compensation be affected when local resistance occasions long-term publicity detrimental to the best interests of our Company?

     We believe that these considerations deserve the careful scrutiny of our Board and committees dealing with compensation. Other companies, including Procter & Gamble, Bristol-Myers Squibb and Westinghouse, have reported to shareholders on how they integrate similar factors into compensation packages.

     Resolved: Shareholders request that a committee of outside directors of the Board institute an Executive Compensation Review and prepare a report available to shareholders by the October following this year's annual meeting with the results of the Review and any recommended changes in practices. The report shall cover pay, benefits, perks, stock options, tax advantages and any special arrangements in the compensation packages for all our Company's top officers.'

BOARD OF DIRECTORS RECOMMENDATION --
The Board recommends a vote AGAINST this proposal.

     Exxon believes that it has substantially implemented this proposal. The Board Compensation Committee ('BCC'), which is composed entirely of outside directors, annually conducts a comprehensive review of executive compensation in order to carry out its important oversight role in this area. In conducting this review, in setting or recommending specific compensation levels, and in designing plans and granting incentive awards, the BCC takes into consideration numerous factors. These factors are detailed in the report on executive compensation by the BCC, which is published each year in Exxon's proxy statement. This year's report is set forth on pages 12 through 15 of this proxy statement.

     As required by applicable Securities and Exchange Commission rules, the annual BCC report on executive compensation already describes every measure of the Corporation's performance, whether qualitative or quantitative, on which the Chief Executive Officer's compensation was based. As stated in this year's BCC report, compensation decisions for all executives, including the CEO and the other named executive officers, are based on the same criteria. The Corporation also provides extensive disclosure in the Executive Compensation Section of its proxy statement for the CEO and the other named executive officers, including a three year history. Given this extensive dissemination of information, the Board does not believe that the preparation, printing, and distribution of an additional special report on executive compensation and the expense involved would benefit the Corporation or its shareholders.

     Accordingly, the Board of Directors recommends a vote AGAINST this proposal.

                             ADDITIONAL INFORMATION

Other Business

     It is not anticipated that there will be presented to the meeting any business other than the election of directors and the proposals described herein, and the Board of Directors was not aware, a reasonable time before this solicitation of proxies, of any other matters which might properly be presented for action at the meeting. If any other business should come before the meeting, the persons named on the enclosed proxy card will have discretionary authority to vote all proxies in accordance with their best judgment.

Outstanding Voting Stock

     Shareholders of record at the close of business on March 3, 1997 are entitled to notice of the meeting and to vote the shares held on that date. At the close of business on January 31, 1997, excluding the shares owned by the Corporation which are not voted, 1,242,262,504 shares of the Common Stock of the Corporation were outstanding. As of the same date, 4,848,096 shares of the Corporation's Class A Preferred Stock were outstanding. Holders of shares of Common Stock and holders of Class A Preferred Stock vote together as one class. Each share of Common Stock and of Class A Preferred Stock entitles the registered holder thereof to one vote.

Solicitation of Proxies.

     This proxy is solicited by the Board of Directors of the Corporation. The cost of soliciting proxies in the accompanying form has been, or will be, borne by the Corporation. In addition to solicitation by mail, banks, brokers and other custodians, nominees, and fiduciaries will be requested to send proxy material to the beneficial owners and to secure their voting instructions, if necessary. The Corporation will reimburse them for their expenses in so doing.

     Officers and other employees of the Corporation may solicit proxies personally, by telephone, or other telecommunications from some shareholders if proxies are not received promptly. In addition, the firm of D.F. King & Co., Inc., New York, NY has been retained to assist in the solicitation of proxies at a fee of $25,000, plus expenses.

                                             By order of the Board of Directors,


                                                              /s/ T. P. Townsend
                                                                  T. P. TOWNSEND
                                                                       Secretary

March 19, 1997

                           STATEMENT OF DIFFERENCES

              The section symbol shall be expressed as.......'SS'

                                [TIGER]




                            ['RECYCLED' LOGO]
                        Printed on recycled paper

                                  APPENDIX 1

                                  PROXY CARD

[DALLAS AREA MAP]                                           [STREET MAP]

  From I-45/Hwy 75--Take I-35 exit (Woodall Rodgers Frwy) to Pearl St.
  exit or St. Paul exit (follow frontage road east to Pearl St.), turn south and continue to Ross Ave., turn left to Arts District Garage.

  From I-35E--Take I-45/Hwy 75 exit (Woodall Rodgers Frwy) to Pearl St. exit, continue to Ross Ave., turn left to Arts District Garage.

  From DFW Airport--Take South Exit to Hwy 183 east
  (merges with I-35E), follow directions from I-35E (above).

  From Love Field--Exit airport on Mockingbird Ln. west to I-35E south, follow directions from I-35E (above).


--------------------------------------------------------------------------------










--------------------------------------------------------------------------------



                                                             PROXY
[LOGO]                                           SOLICITED BY BOARD OF DIRECTORS
EXXON CORPORATION                                  ANNUAL MEETING, APRIL 30,1997
5959 Las Colinas Boulevard                                DALLAS, TEXAS
Irving, TX 75039-2298


The undersigned hereby appoints D.W. Calloway, J. Hay, W.R. Howell, P.E. Lippincott, and L.R. Raymond, or each or any of them, with power of substitution, proxies for the undersigned to act and vote at the 1997 annual meeting of shareholders of Exxon Corporation and at any adjournments thereof, as indicated, upon all matters referred to on the reverse side and described in the proxy statement for the meeting and, at their discretion, upon any other matters that may properly come before the meeting.

1.  Election of Directors
    NOMINEES:          M.J. Boskin,       D.W. Calloway,
    J. Hay,            J.R. Houghton,     W.R. Howell,
    P.E. Lippincott,   H.J. Longwell,     M.C. Nelson,
    L.R. Raymond,      R.E. Wilhelm.

IF NO  OTHER  INDICATION  IS  MADE,  THE
PROXIES  SHALL VOTE (A) FOR THE ELECTION
OF  THE  DIRECTOR  NOMINEES  AND  (B) in
ACCORDANCE WITH THE  RECOMMENDATIONS  OF
THE  BOARD  OF  DIRECTORS  ON THE  OTHER
MATTERS REFERRED TO ON THE REVERSE SIDE.

          P.O. Box 9157
          Boston, MA 02205-9157

PLEASE COMPLETE, SIGN, DATE, AND PROMPTLY RETURN IN ENCLOSED ENVELOPE.    (OVER)

[LOGO]
EXXON CORPORATION                                            1997 ANNUAL MEETING
                                                                ADMISSION TICKET

                                                  TO AVOID DELAY AT THE ENTRANCE
                                                  TO THE MEETING, PLEASE PRESENT
                                                  THIS TICKET.

You are cordially invited to attend the annual meeting of shareholders of Exxon Corporation on Wednesday, April 30 at the Morton H. Meyerson Symphony Center, 2301 Flora Street, Dallas, Texas. The meeting will begin at 10:00 a.m., Central Daylight Time. Admission is limited to shareholders, their proxies, and guests of the Corporation. This ticket will admit you and a guest. Free parking is available in the Arts District Garage. Have your parking ticket validated at the annual meeting. Please allow extra time for parking.

                                  DETACH TICKET

--------------------------------------------------------------------------------

                                  [LOGO]
                             EXXON CORPORATION

Attached below is a proxy card for the 1997 annual meeting of shareholders of Exxon Corporation.

Please mark the boxes on the proxy card to indicate how your shares should be voted. Complete, sign, date, and promptly return your proxy card in the enclosed postpaid envelope.

Votes are tallied by Bank of Boston, Exxon Corporation's transfer agent. Any comments noted on the proxy card or an attachment will be forwarded by Bank of Boston to Exxon Corporation.

Advance indications of attendance are helpful to us in making arrangements for the meeting. If you plan to attend, mark the box provided on the proxy card. The attached admission ticket should be presented at the meeting to expedite registration.

                           DETACH CARD BEFORE MAILING

--------------------------------------------------------------------------------

[X] Please mark
    votes as in
    this example.


       The Board of Directors recommends a vote FOR items 1, 2, 3, and 4.

                          WITHHELD
                 FOR ALL  FROM ALL                         FOR  AGAINST  ABSTAIN
1. Election of     [ ]       [ ]    2. Amendment of        [ ]    [ ]      [ ]
   Directors                           1993 Incentive
   (page 4).                           Program (page 17)

                                    3. Performance-        [ ]    [ ]      [ ]
                                       based incentive
---------------------------------      awards (page 19).
For all nominees except as noted
                                    4. Appointment of      [ ]    [ ]      [ ]
                                       independent
                                       public accountants
                                       (page 20)





       The Board of Directors recommends a vote
       AGAINST items 5 and 6.

                               FOR   AGAINST   ABSTAIN
5. Additional reporting        [ ]     [ ]       [ ]
   of political
   contributions (page 21).

6. Additional executive        [ ]     [ ]       [ ]
   compensation
   reporting (page 21).



   Discontinue duplicate annual report           [ ]

   I plan to attend the annual meeting.          [ ]

   I have made comments on this card or
   an attachment.                                [ ]


Signature:_____________  Date _____1997  Signature: ____________  Date______1997


NOTE: Please sign exactly as name appears hereon. When signing as attorney, executor, administrator, trustee, or guardian, please give full name as such.